Exhibit 10-37

Summary of Non-employee Director Compensation
The compensation year for non-employee directors begins at each Annual Meeting of shareholders and ends at the following Annual Meeting of shareholders. The Outside Director Compensation Program in effect as of February 23, 2016 provides that each non-employee director is entitled to:

•	an annual cash retainer of $100,000, payable quarterly during the compensation year;

•
an additional annual retainer fee of $20,000 to committee chairs (other than the chair of the Executive Committee) and an additional annual retainer fee of $120,000 to the independent Chairman of the Board;

•
an annual equity award in the form of restricted stock units with a grant date value equal to $125,000, granted on the first day of the director compensation year, which award vests and is eligible for dividend equivalents on the terms generally described below;

•	travel accident insurance of $1,000,000;

•	a match from the Company Foundation of charitable gifts made by directors up to a maximum of $10,000 each year; and

•	a cash deferral opportunity, using mutual fund choices and a Company stock fund.
Subject to the terms and conditions of the award agreement, each restricted stock unit granted to a Company director represents the right to receive a share of Company common stock to the extent they become vested. Restricted stock units generally vest in equal installments in each of August 1, November 1, February 1 and May 1 following the grant date and will receive dividend equivalents, which are deemed to be reinvested in shares of Company common stock. Once vested, these restricted stock units and dividend equivalents are held by the Company for the benefit of the director until the director leaves the Board, at which time shares in respect of vested restricted stock units and dividend equivalents are delivered to the director. Restricted stock units generally will fully vest if a non-employee director leaves the Board due to death, disability or the age of service limitations set forth in the Company By-laws. Restricted stock units also generally will fully vest and be paid out upon a change of control of the Company. Restricted stock units that are not vested on the date the director leaves the Board will be forfeited.
The Company encourages directors to own, directly, beneficially, or through the Company’s Deferred Compensation Plan, a number of shares having an aggregate value of at least three times the value of the director’s cash retainer. Directors are expected to hold all shares received from the Company as compensation until they meet their stock ownership guideline.